Exhibit 99.1

July 16, 2024	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Second Quarter Earnings of

$1.45 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Six Months Ended June 30, 2024:

•	Significant or Non-Recurring Items: During the three months ended June 30, 2024, the Company recorded the following significant or non-recurring items:

(1) an expense in Legal and Professional Fees totaling $902,000 related to training and implementation costs for the core systems conversion and professional fees to consultants that were engaged to support the Company in its transition of core and ancillary software and information technology systems.

(2) income in Other Income totaling $2.7 million, net of expenses and write-offs, related to the termination of the Master Agreement between the Company and a third-party software vendor for the conversion of the Company’s core banking platform. This termination was previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024. This amount represented the elimination of certain deferred credits and other liabilities, along with the write-off of certain capitalized hardware, software and other assets, that previously had been recorded as part of the preparation to convert to the new core-banking platform.

(3) an expense in Other Operating Expenses totaling $600,000 related to ongoing compliance matters.

•	Liquidity: The Company had secured borrowing line availability at the FHLBank and Federal Reserve Bank of $1.08 billion and $339.3 million, respectively, at June 30, 2024. In addition, at June 30, 2024, the Company had unpledged securities with a market value totaling $352.8 million, which could be pledged as collateral for additional borrowing capacity at either the FHLBank or Federal Reserve Bank, if needed or desired. Based partially on the foregoing, the Company believed it had ample sources of liquidity as of June 30, 2024. At June 30, 2024, the Company also estimated that its uninsured deposits, excluding deposit accounts of the Company’s consolidated subsidiaries, were approximately $649 million (14% of total deposits).

•	Capital: The Company’s capital position remained strong as of June 30, 2024, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of June 30, 2024, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 12.0%, Tier 1 Capital Ratio was 12.5%, and Total Capital Ratio was 15.2%. Total stockholders’ equity decreased $3.0 million in the six months ended June 30, 2024 and the Company’s tangible capital ratio was 9.4% at June 30, 2024. Retained earnings increased $8.9 million during this same six-month period. See “Capital” section for additional information regarding the changes to total stockholders’ equity.

•	Net Interest Income: Net interest income for the second quarter of 2024 decreased $1.3 million (or approximately 2.7%) to $46.8 million compared to $48.1 million for the second quarter of 2023. Net interest margin was 3.43% for the quarter ended June 30, 2024, compared to 3.56% for the quarter ended June 30, 2023. Net interest income and net interest margin in the first quarter of 2024 were $44.8 million and 3.32%, respectively. Competition for deposits and higher market interest rates, along with a shift in the funding mix, resulted in increased funding costs in the second quarter of 2024. The expiration of one interest rate swap in March 2024, which was not renewed or replaced, resulted in increased interest income on loans in the second quarter of 2024 compared to the first quarter of 2024.

•	Total Loans: Total outstanding loans, excluding mortgage loans held for sale, increased $44.0 million, or 1.0%, from $4.59 billion at December 31, 2023 to $4.63 billion at June 30, 2024. This increase was primarily in other residential (multi-family) loans with decreases in commercial construction loans, commercial business loans and one-to four-family residential loans. As construction projects are completed, the loans either pay off or move to their respective loan categories, primarily multi-family or commercial real estate.

•	Asset Quality: Non-performing assets and potential problem loans totaled $26.0 million at June 30, 2024, an increase of $6.9 million from $19.1 million at December 31, 2023. At June 30, 2024, non-performing assets were $20.4 million (0.34% of total assets), an increase of $8.6 million from $11.8 million (0.20% of total assets) at December 31, 2023. The increase in non-performing assets was mainly in the other residential (multi-family) loan category. A single loan relationship collateralized by student housing in Texas, which totaled $9.3 million, was added to non-performing loans in the first quarter of 2024 and was transferred to foreclosed assets during the second quarter of 2024. The Company experienced net recoveries of $85,000 in the six months ended June 30, 2024. See “Asset Quality” section for additional information regarding the changes to non-performing assets.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended June 30, 2024, were $1.45 per diluted common share ($17.0 million net income) compared to $1.52 per diluted common share ($18.3 million net income) for the three months ended June 30, 2023.

Preliminary earnings for the six months ended June 30, 2024, were $2.58 per diluted common share ($30.4 million net income) compared to $3.19 per diluted common share ($38.8 million net income) for the six months ended June 30, 2023.

For the quarter ended June 30, 2024, annualized return on average common equity was 12.03%, annualized return on average assets was 1.17%, and annualized net interest margin was 3.43%, compared to 13.11%, 1.28% and 3.56%, respectively, for the quarter ended June 30, 2023. For the six months ended June 30, 2024, annualized return on average common equity was 10.69%, annualized return on average assets was 1.05%, and annualized net interest margin was 3.38%, compared to 13.99%, 1.36% and 3.77%, respectively, for the six months ended June 30, 2023.

Great Southern President and CEO Joseph W. Turner said, “Our second quarter results reflected improved earnings, both on a reported basis and excluding certain significant or non-recurring items, as we continue to operate in a challenging economic environment. Great Southern reported earnings of $1.45 per diluted common share ($17.0 million) for the second quarter of 2024, compared to $1.52 per diluted common share ($18.3 million) for the second quarter of 2023, and $1.13 per diluted common share ($13.4 million) for the first quarter of 2024. The significant or non-recurring items previously highlighted increased earnings per diluted common share by $0.08 for the second quarter of 2024. Reflective of current market interest rate and credit conditions, key drivers of our performance included modest increases in overall funding costs, continued significant competition for deposits and lower loan origination volume. We did see improved net interest income in the second quarter of 2024 compared to the first quarter of 2024 due to the contractual termination of an interest rate swap. Total non-interest income, excluding one non-recurring item discussed above, was slightly higher compared to the first quarter of 2024, mainly driven by increased gains on loan sales and better debit card transaction fee income. Total non-interest expense compared to the year ago second quarter increased about 3.5%.

“Like most banks, we experienced overall significantly higher funding costs during the second quarter of 2024 compared to the second quarter of 2023, primarily due to current market interest rates and competitive pressures. While deposit interest expenses increased, the pace of the increase has moderated over the last few quarters and only increased modestly compared to the first quarter of 2024. Net interest income in the second quarter of 2024 was approximately $1.3 million lower compared to the second quarter of 2023, and about $2.0 million higher compared to the first quarter of 2024. Higher funding costs in the second quarter of 2024 were partially caused by lower deposit balances with increased borrowings. As noted, an interest rate swap contractually terminated March 1, 2024, which reduced interest income by $1.9 million in the first quarter of 2024, with no financial impact from this swap in the second quarter of 2024.”

Turner added, “Total outstanding loan balances have increased about $44 million since the end of 2023. The increases primarily occurred in other residential (multi-family) loans, where much of the increase reflected the movement of completed projects from the construction loan category. At the end of June 2024, the pipeline of loan commitments and unfunded lines decreased to $1.1 billion, including $571 million in the unfunded portion of construction loans. Overall credit quality metrics remained strong during the quarter, with total non-performing assets remaining generally unchanged from March 2024. Non-performing assets to total assets were 0.34% at June 30, 2024 versus 0.20% at December 31, 2023. Compared to the end of 2023, non-performing assets increased $8.6 million to $20.4 million at the end of June 2024. Delinquencies in our loan portfolio remained at low levels and net charge-offs were not significant in the first half of 2024.

“The Company’s capital and liquidity positions remain strong. Total stockholders’ equity was $568.8 million as of June 30, 2024, decreasing by $3.0 million from the end of 2023 due to increases in unrealized losses on available-for-sale investment securities and interest rate swaps. Our capital remains substantially above regulatory well-capitalized thresholds. Our tangible common equity ratio was 9.4% at June 30, 2024. During the first six months of 2024, our Board declared two quarterly dividends, each at $0.40 per common share, and the Company continued to repurchase shares of its common stock, with approximately 237,000 shares repurchased at an average price of $51.67.

“In terms of liquidity, the Company had available secured funding lines through the FHLBank and Federal Reserve Bank, along with on-balance sheet liquidity totaling approximately $2.0 billion as of June 30, 2024. Great Southern’s deposit base remained diverse in terms of customer type and geography, with a relatively low level of uninsured deposits as of June 30, 2024 (approximately 14% of total deposits, excluding internal subsidiary accounts).”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net interest income	$46,818	$48,138	$91,634	$101,330
Provision (credit) for credit losses on loans and unfunded commitments	(607)	(1,619)	23	(945)
Non-interest income	9,833	7,769	16,639	15,658
Non-interest expense	36,409	34,718	70,831	69,181
Provision for income taxes	3,861	4,488	7,024	9,976
Net income	$16,988	$18,320	$30,395	$38,776

Earnings per diluted common share	$1.45	$1.52	$2.58	$3.19

NET INTEREST INCOME

Net interest income for the second quarter of 2024 decreased $1.3 million to $46.8 million, compared to $48.1 million for the second quarter of 2023. Net interest margin was 3.43% in the second quarter of 2024, compared to 3.56% in the same period of 2023, a decrease of 13 basis points. For the three months ended June 30, 2024, net interest margin increased 11 basis points compared to net interest margin of 3.32% in the three months ended March 31, 2024. In comparing the 2024 and 2023 second quarter periods, the average yield on loans increased 53 basis points, the average yield on investment securities increased 23 basis points and the average yield on other interest earning assets increased 38 basis points. The margin contraction primarily resulted from increasing interest rates on all deposit types due to higher market interest rates and increased competition for deposits. The average rate on interest-bearing demand and savings deposits, time deposits and brokered deposits increased 51 basis points, 123 basis points and 28 basis points, respectively, in the three months ended June 30, 2024 compared to the three months ended June 30, 2023. The average interest rate spread was 2.77% for the three months ended June 30, 2024, compared to 2.96% for the three months ended June 30, 2023 and 2.66% for the three months ended March 31, 2024. The ratio of average interest-earning assets to average interest-bearing liabilities decreased from 131.6% in the three months ended June 30, 2023, to 126.7% in the three months ended June 30, 2024.

Net interest income for the six months ended June 30, 2024 decreased $9.7 million to $91.6 million, compared to $101.3 million for the six months ended June 30, 2023. Net interest margin was 3.38% in the six months ended June 30, 2024, compared to 3.77% in the same period of 2023, a decrease of 39 basis points. The margin contraction primarily resulted from increasing interest rates on all deposit types due to higher market interest rates and increased competition for deposits. The average rate on interest-bearing demand and savings deposits, time deposits and brokered deposits increased 71 basis points, 154 basis points and 46 basis points, respectively, in the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The average interest rate spread was 2.71% for the six months ended June 30, 2024, compared to 3.24% for the six months ended June 30, 2023.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company was paid $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as part of Accumulated Other Comprehensive Income (AOCI) and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded $2.0 million of interest income related to the swap in both the three months ended June 30, 2024 and the three months ended June 30, 2023. The Company recorded $4.1 million of interest income related to the swap in the six months ended June 30, 2024 and $4.0 million of interest income in the six months ended June 30, 2023. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

In March 2022, the Company entered into another interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $300 million, with a contractual termination date of March 1, 2024. Under the terms of the swap, the Company received a fixed rate of interest of 1.6725% and paid a floating rate of interest equal to one-month USD-LIBOR (or the equivalent replacement USD-SOFR rate once USD-LIBOR rate ceased to be available). To the extent that the fixed rate exceeded one-month USD-LIBOR/SOFR, the Company received net interest settlements, which were recorded as loan interest income. If one-month USD-LIBOR/SOFR exceeded the fixed rate of interest, the Company paid net settlements to the counterparty and recorded those net payments as a reduction of interest income on loans. As this interest rate swap has reached its contractual termination date of March 1, 2024, there were no further interest income impacts related to this swap after that date. The Company recorded a reduction of loan interest income related to this swap transaction of $1.9 million in the six months ended June 30, 2024. The Company recorded a reduction of loan interest income related to this swap transaction of $2.6 million and $4.7 million, respectively, in the three and six months ended June 30, 2023.

In July 2022, the Company entered into two additional interest rate swap transactions as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of each swap is $200 million with an effective date of May 1, 2023 and a termination date of May 1, 2028. Under the terms of one swap, the Company receives a fixed rate of interest of 2.628% and pays a floating rate of interest equal to one-month USD-SOFR OIS. Under the terms of the other swap, the Company receives a fixed rate of interest of 5.725% and pays a floating rate of interest equal to one-month USD-Prime. In each case, the floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly. To the extent the fixed rate of interest exceeds the floating rate of interest, the Company receives net interest settlements, which are recorded as loan interest income. If the floating rate of interest exceeds the fixed rate of interest, the Company pays net settlements to the counterparty and records those net payments as a reduction of interest income on loans. The Company recorded a reduction of loan interest income related to these swap transactions of $2.8 million in the three months ended June 30, 2024, compared to $1.7 million reduction of interest income in the 2023 three-month period. The Company recorded a reduction of loan interest income related to these swap transactions of $5.5 million in the six months ended June 30, 2024, compared to $1.7 million reduction of interest income in the 2023 six-month period. At June 30, 2024, the USD-Prime rate was 8.50% and the one-month USD-SOFR OIS rate was 5.33643%.

The Company’s net interest income was negatively impacted in the second quarter of 2024 by the high level of competition for deposits across the industry and the lingering effects of liquidity events at several banks in March and April 2023. The Company also had a substantial amount of time deposits maturing at relatively low rates after the second quarter of 2023, and these time deposits either renewed at higher rates or left the Company, in turn requiring their replacement with other funding sources at then-current higher market rates. As of June 30, 2024, time deposit maturities over the next 12 months were as follows: within three months -- $463 million, with a weighted-average rate of 4.46%; within three to six months -- $412 million, with a weighted-average rate of 4.47%; and within six to twelve months -- $259 million, with a weighted-average rate of 3.98%. Based on time deposit market rates in June 2024, replacement rates for these maturing time deposits are likely to be approximately 4.00-4.35%.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended June 30, 2024, non-interest income increased $2.1 million to $9.8 million when compared to the quarter ended June 30, 2023, primarily as a result of the following items:

•	Other income: Other income increased $2.6 million compared to the prior year quarter. In the second quarter of 2024, the Company recorded $2.7 million of other income, net of expenses and write-offs, related to the termination of the Master Agreement between the Company and a third-party software vendor for the conversion of the Company’s core banking platform. This termination was previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024. This amount represented the elimination of certain deferred credits and other liabilities, along with the write-off of certain capitalized hardware, software and other assets, that previously had been recorded as part of the preparation to convert to the new core-banking platform.

•	Net gains on loan sales: Net gains on loan sales increased $418,000 compared to the prior year quarter. The increase was partially due to an increase in balance of fixed-rate single-family mortgage loans sold during the 2024 period compared to the 2023 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. The Company realized higher premiums on the sales of loans in the 2024 period compared to the 2023 period, as market interest rates were more stable in the first half of 2024 compared to the first half of 2023.

•	Overdraft and insufficient funds fees: Overdraft and Insufficient funds fees decreased $759,000 compared to the prior year quarter. This decrease was primarily due to the continuation of a multi-year trend whereby our customers are choosing to forego authorizing payments of certain items which exceed their account balances, resulting in fewer overdrafts in checking accounts and related fees.

For the six months ended June 30, 2024, non-interest income increased $981,000 to $16.6 million when compared to the six months ended June 30, 2023, primarily as a result of the following items:

•	Other income: Other income increased $2.1 million compared to the prior year period, for the same reason noted in the quarterly comparison above.

•	Net gains on loan sales: Net gains on loan sales increased $706,000 compared to the prior year period, for the same reason noted in the quarterly comparison above.

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees decreased $709,000 compared to the prior year period. This decrease was primarily due to a portion of these transactions now being routed through channels with lower fees to us, which we expect will continue in future periods, and slightly lower usage of debit cards by our customers.

•	Overdraft and insufficient funds fees: Overdraft and Insufficient funds fees decreased $1.4 million compared to the prior year period, for the same reason noted in the quarterly comparison above.

NON-INTEREST EXPENSE

For the quarter ended June 30, 2024, non-interest expense increased $1.7 million to $36.4 million when compared to the quarter ended June 30, 2023, primarily as a result of the following items:

•	Other operating expenses: Other operating expenses increased $466,000 from the prior year quarter, to $2.6 million. In the 2024 period, the Company recorded expenses totaling $600,000 related to ongoing compliance matters. The Company continually monitors its compliance programs, including matters that may arise from time to time, which could result in additional compliance expenses in future periods.

•	Net occupancy expenses: Net occupancy expenses increased $432,000 from the prior year quarter. Various components of computer license and support expenses collectively increased by $476,000 in the 2024 period compared to the 2023 period.

•	Several other non-interest expense categories increased $916,000 in total compared to the prior year quarter.

For the six months ended June 30, 2024, non-interest expense increased $1.7 million to $70.8 million when compared to the six months ended June 30, 2023, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $661,000, a 1.7% increase, from the prior year period. Much of this increase related to normal annual merit increases in various lending and operations areas.

•	Net occupancy expenses: Net occupancy expenses increased $551,000 from the prior year period, for the same reason noted in the quarterly comparison above.

•	Insurance: Insurance expense increased $530,000 from the prior year period. The increase was primarily due to increases in deposit insurance rates for the FDIC’s Deposit Insurance Fund, which went into effect during 2023.

The Company’s efficiency ratio for the quarter ended June 30, 2024, was 64.27% compared to 62.10% for the same quarter in 2023. The Company’s efficiency ratio for the six months ended June 30, 2024, was 65.42% compared to 59.13% for the same period in 2023. The Company’s ratio of non-interest expense to average assets was 2.50% and 2.44% for the three- and six-months ended June 30, 2024, respectively, compared to 2.43% and 2.42% for the three- and six-months ended June 30, 2023, respectively. Average assets for the three months ended June 30, 2024, increased $110.2 million, or 1.9%, compared to the three months ended June 30, 2023, primarily due to increases in net loans receivable and non-interest-earning assets. Average assets for the six months ended June 30, 2024, increased $84.0 million, or 1.5%, compared to the six months ended June 30, 2023, primarily due to increases in net loans receivable and non-interest-earning assets.

INCOME TAXES

For the three months ended June 30, 2024 and 2023, the Company's effective tax rate was 18.5% and 19.7%, respectively. For the six months ended June 30, 2024 and 2023, the Company's effective tax rate was 18.8% and 20.5%, respectively. These effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and the Company’s tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. State tax expense estimates continually evolve as taxable income and apportionment between states are analyzed. The Company's effective income tax rate is currently generally expected to remain below the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 18.5% to 20.0% in future periods, primarily due to additional investment tax credits utilized beginning in 2024.

CAPITAL

As of June 30, 2024, total stockholders’ equity and common stockholders’ equity were each $568.8 million (9.6% of total assets), equivalent to a book value of $49.11 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2023, were each $571.8 million (9.8% of total assets), equivalent to a book value of $48.44 per common share. At June 30, 2024, the Company’s tangible common equity to tangible assets ratio was 9.4%, compared to 9.7% at December 31, 2023. See “Non-GAAP Financial Measures.” Included in stockholders’ equity at June 30, 2024 and December 31, 2023, were unrealized losses (net of taxes) on the Company’s available-for-sale investment securities totaling $47.3 million and $40.5 million, respectively. This change in net unrealized losses during the six months ended June 30, 2024, primarily resulted from increasing intermediate-term market interest rates (which generally decreased the fair value of investment securities) during the first six months of 2024.

In addition, included in stockholders’ equity at June 30, 2024, were realized gains (net of taxes) on the Company’s terminated cash flow hedge (interest rate swap), totaling $8.0 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At June 30, 2024, the remaining pre-tax amount to be recorded in interest income was $10.3 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

Also included in stockholders’ equity at June 30, 2024, was an unrealized loss (net of taxes) on the Company’s two outstanding cash flow hedges (interest rate swaps) totaling $16.0 million. Increases in market interest rates since the inception of these hedges have caused their fair values to decrease.

As noted above, total stockholders' equity decreased $3.0 million, from $571.8 million at December 31, 2023 to $568.8 million at June 30, 2024. Stockholders’ equity decreased due to repurchases of the Company’s common stock totaling $12.4 million and dividends declared on common stock of $9.3 million. Accumulated other comprehensive loss increased $13.0 million during the six months ended June 30, 2024, primarily due to reductions in the fair value of cash flow hedges and available-for-sale investment securities resulting from increases in market interest rates. Partially offsetting these decreases were net income of $30.4 million in the period and a $1.4 million increase in stockholders’ equity due to stock option exercises.

The Company had unrealized losses on its portfolio of held-to-maturity investment securities, which totaled $26.1 million at June 30, 2024, that were not included in its total capital balance. If these held-to-maturity unrealized losses were included in capital (net of taxes), they would have decreased total stockholder’s equity by $19.6 million at June 30, 2024. This amount was equal to 3.5% of total stockholders’ equity of $568.8 million.

On a preliminary basis, as of June 30, 2024, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 12.0%, Tier 1 Capital Ratio was 12.5%, and Total Capital Ratio was 15.2%.

On June 30, 2024, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 13.0%, Tier 1 Capital Ratio was 13.0%, and Total Capital Ratio was 14.2%.

In December 2022, the Company’s Board of Directors authorized the purchase of an additional one million shares of the Company’s common stock. As of June 30, 2024, a total of approximately 490,000 shares were available in our stock repurchase authorization.

During the three months ended June 30, 2024, the Company repurchased 124,600 shares of its common stock at an average price of $51.88, and the Company’s Board of Directors declared a regular quarterly cash dividend of $0.40 per common share, which, combined, reduced stockholders’ equity by $11.2 million. During the six months ended June 30, 2024, the Company repurchased 236,962 shares of its common stock at an average price of $51.67, and the Company’s Board of Directors declared regular quarterly cash dividends totaling $0.80 per common share, which, combined, reduced stockholders’ equity by $21.7 million.

LIQUIDITY AND DEPOSITS

Liquidity is a measure of the Company’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner. Liquid assets include cash, interest-bearing deposits with financial institutions and certain investment securities and loans. As a result of the Company’s ability to generate liquidity primarily through liability funding, management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its borrowers’ credit needs.

The Company’s primary sources of funds are customer deposits, FHLBank advances, other borrowings, loan repayments, unpledged securities, proceeds from sales of loans and available-for-sale securities and funds provided from operations. The Company utilizes some or all of these sources of funds depending on the comparative costs and availability at the time. The Company has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds.

At June 30, 2024, the Company had the following available secured lines and on-balance sheet liquidity:

June 30, 2024
Federal Home Loan Bank line	$1,084.7 million
Federal Reserve Bank line	$339.3 million
Cash and cash equivalents	$186.5 million
Unpledged securities – Available-for-sale	$326.7 million
Unpledged securities – Held-to-maturity	$26.1 million

During the three months ended June 30, 2024, the Company’s total deposits decreased $158.1 million. Interest-bearing checking balances decreased $104.7 million (about 4.6%), primarily in certain money market accounts and NOW accounts, while non-interest-bearing checking balances decreased $6.4 million (about 0.7%). Time deposits generated through the Company’s banking center and corporate services networks decreased $24.1 million (about 2.7%) and time deposits generated through internet channels decreased $4.7 million (about 33.9%). Brokered deposits decreased $15.5 million (about 2.3%) through a variety of sources.

During the six months ended June 30, 2024, the Company’s total deposits decreased $106.4 million. Interest-bearing checking balances decreased $25.5 million (about 1.2%) and non-interest-bearing checking balances decreased $25.3 million (about 2.8%). Time deposits generated through the Company’s banking center and corporate services networks decreased $53.9 million (about 5.8%) and time deposits generated through internet channels decreased $7.7 million (about 45.4%). Brokered deposits increased $8.5 million (about 1.3%) through a variety of sources.

At June 30, 2024, the Company had the following deposit balances:

June 30, 2024
Interest-bearing checking	$2,191.0 million
Non-interest-bearing checking	870.2 million
Time deposits	884.0 million
Brokered deposits	670.0 million

LOANS

Total net loans, excluding mortgage loans held for sale, increased $44.0 million, or 1.0%, from $4.59 billion at December 31, 2023 to $4.63 billion at June 30, 2024. This increase was primarily in other residential (multi-family) loans ($309 million increase), partially offset by decreases in construction loans ($162 million decrease), commercial business loans ($62 million decrease) and one- to four-family residential loans ($26 million decrease). The pipeline of loan commitments declined in the second quarter of 2024. The unfunded portion of construction loans remained significant, but also declined, in the second quarter of 2024. As construction projects were completed, the related loans were either moved from the construction category to the appropriate permanent loan categories or paid off.

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2022	December 31, 2021
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$200,630	$206,992	$203,964	$199,182	$175,682
Secured by real estate (not one- to four-family)	—	—	—	—	23,752
Not secured by real estate – commercial business	122,685	120,387	82,435	104,452	91,786

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	109,153	103,839	101,545	100,669	74,501
Secured by real estate (not one-to four-family)	570,621	680,149	719,039	1,444,450	1,092,029

Loan commitments not closed
Secured by real estate (one-to four-family)	21,698	20,410	12,347	16,819	53,529
Secured by real estate (not one-to four-family)	33,273	50,858	48,153	157,645	146,826
Not secured by real estate – commercial business	14,949	9,022	11,763	50,145	12,920

	$1,073,009	$1,191,657	$1,179,246	$2,073,362	$1,671,025

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as changes in underwriting standards, portfolio mix, delinquency level or term, as well as for changes in economic conditions, including but not limited to changes in the national unemployment rate, commercial real estate price index, consumer sentiment, gross domestic product (GDP) and construction spending.

Challenging or worsening economic conditions from higher inflation or interest rates, COVID-19 and subsequent variant outbreaks or similar events, global unrest or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to identify and limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, ongoing correspondence with borrowers and problem loan workouts. Management determines which loans are collateral-dependent, evaluates risk of loss and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarters ended June 30, 2024 and June 30, 2023, the Company did not record a provision expense on its portfolio of outstanding loans. During the six months ended June 30, 2024, the Company recorded provision expense of $500,000 on its portfolio of outstanding loans. During the six months ended June 30, 2023, the Company recorded provision expense of $1.5 million on its portfolio of outstanding loans. Total net recoveries were $168,000 for the three months ended June 30, 2024, compared to net charge-offs of $135,000 in the three months ended June 30, 2023. Total net recoveries were $85,000 for the six months ended June 30, 2024, compared to net charge-offs of $128,000 in the six months ended June 30, 2023. For the three months ended June 30, 2024, the Company recorded a negative provision for losses on unfunded commitments of $607,000, compared to a negative provision of $1.6 million for the three months ended June 30, 2023. For the six months ended June 30, 2024, the Company recorded a negative provision for losses on unfunded commitments of $477,000, compared to a negative provision of $2.4 million for the six months ended June 30, 2023. General market conditions and unique circumstances related to specific industries and individual projects contribute to the determination of the level of provisions and charge-offs in each period.

The Bank’s allowance for credit losses as a percentage of total loans was 1.39%, 1.39% and 1.40% at June 30, 2024, December 31, 2023 and March 31, 2024, respectively. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at June 30, 2024, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional credit loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

At June 30, 2024, non-performing assets were $20.4 million, an increase of $8.6 million from $11.8 million at December 31, 2023. Non-performing assets as a percentage of total assets were 0.34% at June 30, 2024, compared to 0.20% at December 31, 2023. Non-performing assets were $21.3 million at March 31, 2024. One loan relationship, totaling $9.3 million, was transferred from non-performing loans to foreclosed assets held for sale in the three months ended June 30, 2024. As a result of changes in loan portfolio composition, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2023, non-performing loans decreased $765,000 to $11.0 million at June 30, 2024. The majority of this decrease was in the non-performing commercial real estate loans category, which decreased $788,000 from December 31, 2023. Compared to March 31, 2024, non-performing loans decreased $10.3 million.

Compared to December 31, 2023, foreclosed assets increased $9.4 million to $9.4 million at June 30, 2024. The majority of this increase was in the other residential (multi-family) loans category, which increased $9.3 million from December 31, 2023. Compared to March 31, 2024, foreclosed assets increased $9.3 million.

Activity in the non-performing loans categories during the quarter ended June 30, 2024, was as follows:

	Beginning Balance, April 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, June 30

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	384	—	—	—	(133)	(101)	(150)	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	626	593	—	—	—	—	(72)	1,147
Other residential (multi-family)	9,572	—	—	—	(9,279)	—	(293)	—
Commercial real estate	10,612	111	—	—	—	—	(959)	9,764
Commercial business	—	—	—	—	—	—	—	—
Consumer	77	17	—	—	—	(5)	(16)	73
Total non-performing loans	$21,271	$721	$—	$—	$(9,412)	$(106)	$(1,490)	$10,984

At June 30, 2024, the non-performing commercial real estate category included five loans, one of which was added during the current quarter. The largest relationship in the category, which totaled $7.2 million, or 73.5% of the total category, was added to non-performing loans during the second quarter of 2023 and is collateralized by an office building in Missouri. The balance of this relationship was reduced by payments of $700,000 during the three months ended June 30, 2024. Another loan, totaling $2.4 million, which was a purchased participation loan originally obtained through an FDIC-assisted acquisition, is collateralized by a low-income assisted living facility in Wisconsin. During the first quarter of 2024, the Company purchased the lead participant’s $220,000 interest in this note resulting in a 66% ownership interest. The other residential (multi-family) category of non-performing loans consisted of one student housing project in Texas, which was added to this category during the first quarter of 2024 and transferred to foreclosed assets during the three months ended June 30, 2024. The non-performing one- to four-family residential category included three loans. The largest relationship in the category totaled $593,000, or 51.7% of the category, and was added in the current quarter. The non-performing consumer category included five loans, one of which was added during the current quarter.

Potential problem loans decreased $1.8 million, to $5.6 million at June 30, 2024 from $7.4 million at December 31, 2023. Compared to March 31, 2024, potential problem loans also decreased $1.8 million. The decrease was primarily due to a $7.2 million loan in the other residential (multi-family) category that paid off during the three months ended June 30, 2024, partially offset by the addition of one loan relationship totaling $4.9 million ($4.4 million in the commercial real estate category and $498,000 in the consumer category) during the three months ended June 30, 2024.

Activity in the potential problem loans category during the quarter ended June 30, 2024, was as follows:

	Beginning Balance, April 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Loan Advances (Payments)	Ending Balance, June 30

	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	121	229	(23)	—	—	—	(1)	326
Other residential (multi-family)	7,162	—	—	—	—	—	(7,162)	—
Commercial real estate	—	4,358	—	—	—	—	—	4,358
Commercial business	13	200	—	—	—	—	(5)	208
Consumer	94	642	—	—	—	(13)	(10)	713
Total potential problem loans	$7,390	$5,429	$(23)	$—	$—	$(13)	$(7,178)	$5,605

At June 30, 2024, the commercial real estate category of potential problem loans included three loans, all of which are part of one relationship and were added during the current period. This relationship is collateralized by three nursing care facilities located in southwest Missouri. The borrower’s business cash flow was negatively impacted by a labor shortage and a decrease in Medicaid reimbursement during 2022-2023. Monthly payments continued to be made prior to the transfer to this category. The one- to four-family residential category of potential problem loans included five loans, four of which were added during the current quarter. The largest relationship in this category totaled $98,000, or 29.9% of the total category. The commercial business category of potential problem loans included two loans. The largest relationship in this category totaled $200,000, or 96.5% of the total category, and was added during the current quarter. The consumer category of potential problem loans included 11 loans, five of which were added during the current quarter, including one home equity loan totaling $498,000 that is related to the nursing care facility relationship noted above. The decrease in the other residential (multi-family) category of potential problem loans included the payment in full in April 2024 of one $7.2 million loan relationship that was collateralized by an apartment and retail project in Oklahoma City, Oklahoma.

Activity in foreclosed assets and repossessions during the quarter ended June 30, 2024 was as follows:

	Beginning Balance, April 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, June 30

	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	—	133	—	—	—	133
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	—	—	—	—	—
Other residential (multi-family)	—	9,279	—	—	—	9,279
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	47	29	(59)	—	—	17
Total foreclosed assets and repossessions	$47	$9,441	$(59)	$—	$—	$9,429

At June 30, 2024, the land development category of foreclosed assets consisted of one property in southern Illinois, which was transferred from non-performing loans during the three months ended June 30, 2024. The other residential (multi-family) category of foreclosed assets included one property consisting of student housing in Texas, which was added during the three months ended June 30, 2024. The additions and sales in the consumer category were due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

Since early 2022, Great Southern had been preparing to convert to a new core banking platform (New System) to be delivered by a third-party vendor. As previously disclosed, the migration to the New System, originally scheduled for the third quarter of 2023, was delayed to mid-2024. In addition, as also previously disclosed, certain contractual disputes arose between Great Southern and the third-party vendor. While discussions were ongoing between the parties for an extended period of time, no meaningful progress was made in resolving the contractual disputes.

The system migration efforts were beset by a variety of significant issues, including having missed a second conversion date because of continued operational and system problems. Therefore, Great Southern has taken the following actions to protect its interests. On April 24, 2024, Great Southern informed the third-party vendor that it was terminating the Master Agreement between Great Southern and the third-party vendor in accordance with Great Southern’s rights under the Master Agreement. In addition, on April 24, 2024, Great Southern initiated legal action against the third-party vendor by filing a complaint in the U.S. District Court for the Western District of Missouri, Southern Division. The complaint seeks to recover damages caused by the third-party vendor’s material breach of the Master Agreement, inability and/or inaction on the part of the third-party vendor to effectively and timely manage the system migration, as well as the third-party vendor’s misrepresentations and omissions.

Great Southern now expects to continue operations with its current core banking provider, which will allow Great Southern to offer its full array of products and services.

The Company will host a conference call on Wednesday, July 17, 2024, at 2:00 p.m. Central Time to discuss second quarter 2024 preliminary earnings. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com. Participants may register for the call at https://register.vevent.com/register/BIbecb976178fa41aaa888387901882fea.

Headquartered in Springfield, Missouri, Great Southern offers a broad range of banking services to customers. The Company operates 89 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta; Charlotte, North Carolina; Chicago; Dallas; Denver; Omaha, Nebraska; and Phoenix. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol “GSBC.”

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements.

Factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health; (iv) fluctuations in interest rates, the effects of inflation or a potential recession, whether caused by Federal Reserve actions or otherwise; (v) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (vi) slower economic growth caused by changes in energy prices, supply chain disruptions or other factors; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (viii) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (ix) the Company's ability to access cost-effective funding and maintain sufficient liquidity; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business; (xiv) changes in accounting policies and practices or accounting standards; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; (xvii) competition; and (xviii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” subsequent Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (which are available on our website at www.greatsouthernbank.com and the SEC’s website at www.sec.gov), could affect the Company's financial performance and cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and six months ended June 30, 2024 and 2023, and the three months ended March 31, 2024, are not necessarily indicative of the results of operations which may be expected for any future period.

	June 30,	December 31,
	2024	2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$5,958,766	$5,812,402
Loans receivable, gross	4,705,108	4,661,348
Allowance for credit losses	65,255	64,670
Other real estate owned, net	9,429	23
Available-for-sale securities, at fair value	549,084	478,207
Held-to-maturity securities, at amortized cost	191,224	195,023
Deposits	4,615,295	4,721,708
Total borrowings	651,003	423,806
Total stockholders’ equity	568,792	571,829
Non-performing assets	20,413	11,771

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2024	2023	2024	2023	2024

	(In thousands)
Selected Operating Data:
Interest income	$80,927	$73,618	$158,317	$145,081	$77,390
Interest expense	34,109	25,480	66,683	43,751	32,574
Net interest income	46,818	48,138	91,634	101,330	44,816
Provision (credit) for credit losses on loans and unfunded commitments	(607)	(1,619)	23	(945)	630
Non-interest income	9,833	7,769	16,639	15,658	6,806
Non-interest expense	36,409	34,718	70,831	69,181	34,422
Provision for income taxes	3,861	4,488	7,024	9,976	3,163
Net income	$16,988	$18,320	$30,395	$38,776	$13,407

	At or For the Three Months Ended		At or For the Six Months Ended		At or For the Three Months Ended
	June 30,		June 30,		March 31,
	2024	2023	2024	2023	2024

	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.45	$1.52	$2.58	$3.19	$1.13
Book value	$49.11	$45.64	$49.11	$45.64	$48.31

Earnings Performance Ratios:
Annualized return on average assets	1.17%	1.28%	1.05%	1.36%	0.93%
Annualized return on average common stockholders’ equity	12.03%	13.11%	10.69%	13.99%	9.36%
Net interest margin	3.43%	3.56%	3.38%	3.77%	3.32%
Average interest rate spread	2.77%	2.96%	2.71%	3.24%	2.66%
Efficiency ratio	64.27%	62.10%	65.42%	59.13%	66.68%
Non-interest expense to average total assets	2.50%	2.43%	2.44%	2.42%	2.39%

Asset Quality Ratios:
Allowance for credit losses to period-end loans	1.39%	1.41%	1.39%	1.41%	1.40%
Non-performing assets to period-end assets	0.34%	0.20%	0.34%	0.20%	0.37%
Non-performing loans to period-end loans	0.23%	0.24%	0.23%	0.24%	0.46%
Annualized net charge-offs (recoveries) to average loans	(0.01)%	0.01%	0.00%	0.01%	0.01%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	June 30, 2024	December 31, 2023	March 31, 2024
Assets
Cash	$109,639	$102,529	$90,349
Interest-bearing deposits in other financial institutions	76,830	108,804	81,098
Cash and cash equivalents	186,469	211,333	171,447

Available-for-sale securities	549,084	478,207	465,308
Held-to-maturity securities	191,224	195,023	193,366
Mortgage loans held for sale	13,116	5,849	10,905
Loans receivable, net of allowance for credit losses of $65,255 – June 2024; $64,670 – December 2023; $65,087 – March 2024	4,633,628	4,589,620	4,586,253
Interest receivable	22,420	21,206	21,639
Prepaid expenses and other assets	144,552	106,225	131,458
Other real estate owned and repossessions (1), net	9,429	23	1,042
Premises and equipment, net	134,527	138,591	136,276
Goodwill and other intangible assets	10,310	10,527	10,419
Federal Home Loan Bank stock and other interest-earning assets	30,052	26,313	16,887
Current and deferred income taxes	33,955	29,485	32,176

Total Assets	$5,958,766	$5,812,402	$5,777,176

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,615,295	$4,721,708	$4,773,397
Securities sold under reverse repurchase agreements with customers	74,155	70,843	72,778
Short-term borrowings	476,347	252,610	181,347
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	74,727	74,579	74,653
Accrued interest payable	9,006	6,225	8,135
Advances from borrowers for taxes and insurance	8,240	4,946	6,359
Accounts payable and accrued expenses	99,420	76,401	61,954
Liability for unfunded commitments	7,010	7,487	7,617
Total Liabilities	5,389,974	5,240,573	5,212,014

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding June 2024, December 2023 and March 2024 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2024 – 11,582,606 shares; December 2023 – 11,804,430 shares; March 2024 – 11,699,356 shares	116	118	117
Additional paid-in capital	45,321	44,320	44,807
Retained earnings	578,800	569,872	572,747
Accumulated other comprehensive gain (loss)	(55,445)	(42,481)	(52,509)
Total Stockholders’ Equity	568,792	571,829	565,162

Total Liabilities and Stockholders’ Equity	$5,958,766	$5,812,402	$5,777,176

(1)	At June 30, 2024, December 31, 2023 and March 31, 2024, includes $0, $0 and $995,000, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2024	2023	2024	2023	2024
Interest Income
Loans	$74,295	$67,442	$145,371	$132,880	$71,076
Investment securities and other	6,632	6,176	12,946	12,201	6,314
	80,927	73,618	158,317	145,081	77,390
Interest Expense
Deposits	27,783	21,785	55,420	36,435	27,637
Securities sold under reverse repurchase agreements	394	221	727	563	333
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	4,373	1,943	7,417	3,723	3,044
Subordinated debentures issued to capital trust	454	426	908	819	454
Subordinated notes	1,105	1,105	2,211	2,211	1,106
	34,109	25,480	66,683	43,751	32,574

Net Interest Income	46,818	48,138	91,634	101,330	44,816
Provision for Credit Losses on Loans	—	—	500	1,500	500
Provision (Credit) for Unfunded Commitments	(607)	(1,619)	(477)	(2,445)	130
Net Interest Income After Provision for Credit Losses and Provision (Credit) for Unfunded Commitments	47,425	49,757	91,611	102,275	44,186

Noninterest Income
Commissions	269	228	650	655	381
Overdraft and Insufficient funds fees	1,230	1,989	2,519	3,885	1,289
POS and ATM fee income and service charges	3,588	3,779	6,771	7,480	3,183
Net gains on loan sales	1,127	709	1,804	1,098	677
Late charges and fees on loans	136	125	303	305	167
Gain (loss) on derivative interest rate products	(7)	2	(20)	(289)	(13)
Other income	3,490	937	4,612	2,524	1,122
	9,833	7,769	16,639	15,658	6,806

Noninterest Expense
Salaries and employee benefits	19,886	19,678	39,542	38,881	19,656
Net occupancy and equipment expense	7,841	7,409	15,680	15,129	7,839
Postage	777	914	1,584	1,742	807
Insurance	1,263	1,010	2,407	1,877	1,144
Advertising	891	903	1,241	1,550	350
Office supplies and printing	236	258	503	526	267
Telephone	685	688	1,406	1,391	721
Legal, audit and other professional fees	1,864	1,647	3,589	3,628	1,725
Expense on other real estate and repossessions	285	47	346	201	61
Acquired intangible asset amortization	109	58	217	169	108
Other operating expenses	2,572	2,106	4,316	4,087	1,744
	36,409	34,718	70,831	69,181	34,422

Income Before Income Taxes	20,849	22,808	37,419	48,752	16,570
Provision for Income Taxes	3,861	4,488	7,024	9,976	3,163

Net Income	$16,988	$18,320	$30,395	$38,776	$13,407

Earnings Per Common Share
Basic	$1.46	$1.52	$2.60	$3.20	$1.14
Diluted	$1.45	$1.52	$2.58	$3.19	$1.13

Dividends Declared Per Common Share	$0.40	$0.40	$0.80	$0.80	$0.40

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.1 million and $1.5 million for the three months ended June 30, 2024 and 2023, respectively. Net fees included in interest income were $2.3 million and $2.9 million for the six months ended June 30, 2024 and 2023, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2024	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.05%	$877,957	$8,769	4.02%	$911,223	$8,365	3.68%
Other residential	7.33	1,072,168	19,633	7.36	858,225	14,381	6.72
Commercial real estate	6.21	1,499,893	23,296	6.25	1,508,785	22,243	5.91
Construction	7.75	803,478	15,525	7.77	865,418	15,646	7.25
Commercial business	6.63	254,429	4,162	6.58	292,318	4,223	5.79
Other loans	6.46	170,467	2,697	6.36	183,446	2,368	5.18
Industrial revenue bonds	6.20	11,758	213	7.29	12,428	216	6.97

Total loans receivable	6.34	4,690,150	74,295	6.37	4,631,843	67,442	5.84

Investment securities	3.06	696,239	5,347	3.09	699,034	4,983	2.86
Other interest-earning assets	5.33	97,340	1,285	5.31	96,979	1,193	4.93

Total interest-earning assets	5.91	5,483,729	80,927	5.94	5,427,856	73,618	5.44
Non-interest-earning assets:
Cash and cash equivalents		94,669			89,117
Other non-earning assets		250,244			201,467
Total assets		$5,828,642			$5,718,440

Interest-bearing liabilities:
Interest-bearing demand and savings	1.73	$2,234,824	9,794	1.76	$2,194,547	6,857	1.25
Time deposits	4.14	894,475	9,073	4.08	987,523	7,024	2.85
Brokered deposits	5.12	683,337	8,916	5.25	637,599	7,904	4.97
Total deposits	2.90	3,812,636	27,783	2.93	3,819,669	21,785	2.29
Securities sold under reverse repurchase agreements	2.19	76,969	394	2.06	55,257	221	1.60
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5.56	339,270	4,373	5.18	148,638	1,943	5.24
Subordinated debentures issued to capital trust	7.19	25,774	454	7.08	25,774	426	6.63
Subordinated notes	5.91	74,699	1,105	5.95	74,393	1,105	5.96

Total interest-bearing liabilities	3.22	4,329,348	34,109	3.17	4,123,731	25,480	2.48
Non-interest-bearing liabilities:
Demand deposits		853,555			950,896
Other liabilities		80,905			84,981
Total liabilities		5,263,808			5,159,608
Stockholders’ equity		564,834			558,832
Total liabilities and stockholders’ equity		$5,828,642			$5,718,440

Net interest income:			$46,818			$48,138
Interest rate spread	2.69%			2.77%			2.96%
Net interest margin*				3.43%			3.56%
Average interest-earning assets to average interest-bearing liabilities		126.7%			131.6%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

	June 30, 2024	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.05%	$883,963	$17,466	3.97%	$910,452	$16,530	3.66%
Other residential	7.33	1,016,071	36,491	7.22	821,877	27,065	6.64
Commercial real estate	6.21	1,499,767	46,064	6.18	1,509,645	43,778	5.85
Construction	7.75	830,025	31,368	7.60	892,568	31,853	7.20
Commercial business	6.63	264,274	8,555	6.51	287,810	8,340	5.84
Other loans	6.46	172,051	4,998	5.84	186,550	4,873	5.27
Industrial revenue bonds	6.20	11,857	429	7.27	12,580	441	7.06

Total loans receivable	6.34	4,678,008	145,371	6.25	4,621,482	132,880	5.80

Investment securities	3.06	682,960	10,357	3.05	702,943	9,986	2.86
Other interest-earning assets	5.33	98,922	2,589	5.26	94,415	2,215	4.73

Total interest-earning assets	5.91	5,459,890	158,317	5.83	5,418,840	145,081	5.40
Non-interest-earning assets:
Cash and cash equivalents		92,572			91,339
Other non-earning assets		243,029			201,352
Total assets		$5,795,491			$5,711,531

Interest-bearing liabilities:
Interest-bearing demand and savings	1.73	$2,229,302	19,276	1.74	$2,189,783	11,216	1.03
Time deposits	4.14	916,098	18,238	4.00	1,001,704	12,208	2.46
Brokered deposits	5.12	686,079	17,906	5.25	547,708	13,011	4.79
Total deposits	2.90	3,831,479	55,420	2.91	3,739,195	36,435	1.96
Securities sold under reverse repurchase agreements	2.19	75,718	727	1.93	100,887	563	1.12
Short-term borrowings, overnight FHLBank borrowings and other interest-bearing liabilities	5.56	290,431	7,417	5.14	150,234	3,723	5.00
Subordinated debentures issued to capital trust	7.19	25,774	908	7.08	25,774	819	6.41
Subordinated notes	5.91	74,659	2,211	5.96	74,357	2,211	6.00

Total interest-bearing liabilities	3.22	4,298,061	66,683	3.12	4,090,447	43,751	2.16
Non-interest-bearing liabilities:
Demand deposits		854,202			979,293
Other liabilities		74,391			87,463
Total liabilities		5,226,654			5,157,203
Stockholders’ equity		568,837			554,328
Total liabilities and stockholders’ equity		$5,795,491			$5,711,531

Net interest income:			$91,634			$101,330
Interest rate spread	2.69%			2.71%			3.24%
Net interest margin*				3.38%			3.77%
Average interest-earning assets to average interest-bearing liabilities		127.0%			132.5%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial information includes the tangible common equity to tangible assets ratio.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

This non-GAAP financial measurement is supplemental and is not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	June 30,	December 31,
	2024	2023
	(Dollars in thousands)
Common equity at period end	$568,792	$571,829
Less: Intangible assets at period end	10,310	10,527
Tangible common equity at period end (a)	$558,482	$561,302

Total assets at period end	$5,958,766	$5,812,402
Less: Intangible assets at period end	10,310	10,527
Tangible assets at period end (b)	$5,948,456	$5,801,875

Tangible common equity to tangible assets (a) / (b)	9.39%	9.67%